LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

LATTICE, INCORPORATED

Moderator: Joe Noto
April 15, 2008
4:30 pm CT

Ed:
Good afternoon everyone and thanks for joining us on Lattice Incorporated’s fiscal year 2007 earnings conference call. With us today are Lattice’s Chief Executive Officer, Paul Burgess; and Chief Financial Officer, Joe Noto. Before I hand the call over to Paul, may I remind our listeners that on this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission. In addition, any projections as to the Company’s future performance represent management’s estimates as of today April 15, 2008. Lattice assumes no obligation to update these projections in the future as market conditions change. With that said, it is my pleasure to turn the call over to Paul Burgess.

Paul:	Thanks, Ed, and welcome to everyone joining us on the call today.

-	We are pleased to report a year of strong top line growth.
-	The company was EBITDA Positive for the second consecutive year.
-	We have now delivered growth of 100% for 3 consecutive years
-	We have also expanded our backlog to record levels.

Some of the key financial highlights of fiscal year 2007 include:

• Revenues growth of103% to a record $15.2 million
• Backlog growth of 600% to $84 million

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

Lattice’s results for 2007 were driven by our focus in the areas of secure information and communication technology for the Federal government, in particular the Department of Defense.

Despite overall federal IT budget growth in the mid-single digits, we see significant opportunity for the growth of our business as the areas of secure information and communications technology have become a high priority. In this space we feel Lattice is well positioned with proprietary technologies and customer relationships to take advantage of three important dynamics that will support the rapid growth of our business in the quarters ahead, including: a move toward net-centric computing, a move to secure applications, and an effort to move legacy applications to a secure, net-centric environment.

During 2007 we successfully rolled our proprietary Aquifer 6.5 Application Framework to three of our customers. Aquifer enables the vision of Net Centric computing by leveraging the entire network down to the edge device using an advanced, DoD certified security layer to ensure confidentiality, integrity, and availability of components and data throughout the network in a cost effective manner.

Peace Corps was one of our first customers to select Aquifer to develop and deploy its Volunteer Information Database Application over 70 points of presence worldwide. In 2008 we plan a marketing push to leverage Aquifer’s unique features and DoD grade security certification to extend our market penetration directly and through partnership agreements with other Federal IT contractors.

We also had a couple of major contract wins in 2007. A five year $55 million IDIQ contract with JPMIS Seaport-e and $100 million BPA with one of our existing clients.

We were also delighted to be recognized as one of the fastest growing companies in North America by the Deloitte Technology Fast 500 program. This recognition puts Lattice among an elite group of companies in North America and reaffirms our commitment to establish Lattice as a leader in the secure communications and secure information technology solutions with a focus on the Federal government.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

With that, I would like to turn the call over to Joe Noto for a more detailed discussion of our financials.

Joe:	Thank you, Paul. Good evening, everyone.

As Paul mentioned, our revenue in 2007 reached $15.2 million, up 103% from 2006.

Our government contracts business represented 91% of our total revenues or $13.9m, up from 77% in 2006.

We produced approximately 70% of our 2007 government contract business revenues as a prime contractor. Time and materials and fixed price contracts made up approximately 80% of revenues in 07. Cost-plus (CPFF) contracts accounted for 20% and are related to the SPAWAR 246 and Seaport-e JPMIS contract wins in July 07. Combined these contracts account for $65m of our total backlog.

Gross profit was $6.8 million, an increase of 66% over 2006. As a percent of revenues, our Gross margin was 44.6% in the year, down from 55.2% in the 2006. The year-over-year reduction in gross margin was primarily due to increased use of sub-contractors in support of the delivery of the Company’s JPMIS Seaport-e contract which was awarded in the third quarter of 2007.

Operating loss was $1.8 million, compared to operating income of $456 thousand reported last year. Our Operating loss for 2007 included non-cash amortization expense of $2.0 million related to intangible assets associated with the RTI & SMEI acquisitions and 245,000 of non-cash share-based compensation.

Our 2007 Fully diluted EPS was .01 cents. Our diluted weighted average share count in the fourth quarter stood at 57 million shares.

Turning to the balance sheet - as of December 31, 2007, we had $770 thousand in cash position and $740,000 outstanding on our line of credit balance. In 2007, we paid down notes payable of approximately $800,000. We recently expanded our revolver from $2.0m to $4.0m by refinancing our line with Private Bank at P+3 interest advanced at 85% of eligible AR.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

Looking at the Cash Flow Statement, we reported $1.0 million in cash from operations for FY07. Cap Ex for the year was $62 thousand. This result in free cash flow of approximately $940 thousand.

Our total backlog as of December 29, 2007 was $84 million, of which approximately $54 million is represented by our JPMIS seaport-e contract. Our total backlog is up 600% from what we reported at the end of ’06. We define backlog as estimated revenue we expected to derive from awarded contracts over the remaining lives of those contracts including any option periods. With that I’ll turn the call back over to (Paul) for some closing remarks. Thanks.

(Paul):
Thanks Joe. I just want to focus on some of the 2008 strategies and tactics that we’ll be addressing going forward. Currently we are operating the company with multiple brands through several subsidiaries that the company has. It is our plan to integrate all the subsidiaries under one Lattice brand in 2008 so that going forward what you’ll see when we win contracts you won’t be hearing us talking about another subsidiary, you’ll hear us talking about Lattice, and the Lattice brand.

We’ve also grown our top line at an average rate of north of 100% per year. We’ve done that both organically and through acquisitions. It is our goal to continue that trend for our fourth consecutive year. Although we’ve had operational success I believe to some extent our complicated capital structure has been holding the company back. We’re going to be looking at ways to address this issue going forward, specifically how to get a more simplified capital structure in place that is a lot easier for investors to understand.

We also have several key operational assets in the company including our telecom technology group which is the legacy technology group from the old Science Dynamics. We’re going to be looking into a variety of strategies to ensure all of our assets are realizing their full potential as it relates to shareholder value.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

In summary we are confident that Lattice remains well positioned with its significant backlog orders to deliver on our growth and profitable objectives. With that I’ll open the call to your questions. Operator?

Operator:
At this time I’d like to remind everyone if you would like to ask a question simply press Star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from (Bill Lee). Sir your line is open.

(Bill Lee):	(Paul) how are you?

(Paul):	Good, how are you doing (Bill)?

(Bill Lee):	Well it’s so windy out here you can’t even see across the street with the dust flying.

(Paul):	Well I’m finally glad to be in New Jersey then.

(Bill Lee):	I think you picked a good time not to be here. Just a couple of questions. You mentioned back in December a backlog of $84 million.

(Paul):	Correct.

(Bill Lee):	What is your backlog right now?

(Paul):
Now it would probably be just north of - just right around $80 million and that’s - primarily what we tend to see is that backlog number will start to deplete through the first half of the year and then regenerate as we start to see some more contract wins in Q3, Q4. But we expect to see, you know, a little bit of a downturn in that for Q1 and Q2 and then probably an upturn in Q3 and Q4.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

(Bill Lee):	What was the $100 million that you mentioned earlier in your comments?

(Paul):
That’s basically a blank purchase order agreement. It allows for, you know, a contract for us to be able to win business of up to $100 million. Now we’re a prime on that. That’s with one of our clients that I can’t mention obviously because of the GS clearance issue. But we’ve recently won that and we should start to see some revenue come out of that in I would probably say Q3, Q4.

That doesn’t mean you’ll realize $100 million of revenue but it is a good opportunity for us to sell into those agencies and to be able to realize revenue against that contract up to that amount.

(Bill Lee):	So that - so the $84 million is not included in that $100 million?

(Paul):	No, $100 million represents zero of that.

(Bill Lee):	Okay so …

(Paul):	So, you know, we’re looking for some of our growth to be coming out of that $100 million BPA.

(Bill Lee):	So technically you could say your backlog is roughly $180 million?

(Paul):
No we could not because that’s - that is basically not a contract, it’s just a blank purchase order. The government could give us zero contracts out of that, we could get $100 million out of it. Until we actually get firm orders against it, it counts as zero.

(Bill Lee):	Okay what about acquisitions? Anything pending or that you’re looking at that could come to fruition in the near future?

(Paul):
Yeah, I mean, I don’t like to sound like I’m giving you my same caveat but I will. Yeah we’re continuing to look at acquisitions. We actually were very close to some deals in Q4 that we turned away from for various reasons. We always have other ones back in front of us. It’s a combination of a few things -- the right fit of the company, the right price, and more importantly the right financing package to close the deal.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

So, you know, I think one of the things that we want to make sure we’re addressing is the capital structure of the company because that tends to complicate a lot of the deals we’re looking at and we are looking at fixing that issue fairly quickly here.

(Bill Lee):	As far as your outlook for ’08, doubling revenues is still your goal right now?

(Paul):
It’s still our goal. We’ll do that through a combination of organic growth and through acquisition. That’s, you know, a trend we’ve shown for three consecutive years and we want to make sure that we’re staying on that trend.

(Bill Lee):
Okay, finally as a shareholder we’re all getting rather frustrated with the price kind of hanging in the mid 30s. Any reason that you can see why with your excellent results in the last couple of years why that price hasn’t moved up at all?

(Paul):
I think some of the feedback we had especially when we were at the Roth conference in February was primarily around the capital structure as one issue. Obviously the second issue is we’re still relatively small. That’s why, you know, the goal of growing 100% per annum gets us up to something that’s a little more interesting once we get up to some larger revenue numbers.

But primarily if we can solve that capital structure issue I think that will enable us to be a lot more strategic, a lot more aggressive on the acquisition side and that will help us when we hit the road being able to explain, you know, our capital structure because right now it is fairly complicated.

(Bill Lee):	And when do you plan on hitting the road?

(Paul):	As soon as we get that capital structure addressed.

(Bill Lee):	And how long do you think that will take?

(Paul):	I don’t think it will take long at all.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

(Bill Lee):	Okay, 30 days, 60 days?

(Paul):	I would say we would definitely have something in the 30 to 60 day range.

(Bill Lee):	Okay. All right, that’s all I have.

(Paul):	All right, thanks (Bill).

(Bill):	Nice year.

(Paul):	Thank you.

Operator:	Your next question comes from (Darrell Patrick). Sir your line is open.

(Darrell Patrick):	Thank you. Can you give us a little more color or detail on the derivative income part on the income statement? How was that derived, what is it?

(Paul):	I’ll pass that one over to Joe.

Joe Noto:
So we did a financing as part of the RCI acquisition which involved convertible debentures and those equate to indexed securities when they convert out. And we also issued derivatives in trenches of warrants and those - that security received classification as a derivative liability.

So what happens is you do a sort of (black shoals) net present value on those securities going out and you put that liability up on the balance sheet and you mark to market every quarter as the valuations of those securities change. It’s all non-cash so, you know, it’s not to be factored in a cash flow projection or anything and it really should be sort of discarded when looking into balance sheet ratios.

(Darrell Patrick):	Okay fine, very good, thank you very much.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

Joe Noto:	Okay.

Operator:	Your next question comes from (Andy Ratner). Sir your line is open.

(Andy Ratner):
Yes hi, can you address the drop in sequential revenue from Q3 to Q4 is the first question, is it - was it seasonal. And second question is the drop in gross margin. Is that going to continue? What levels of gross margin do you see going forward?

(Paul):	I’ll answer the question and then Joe maybe you can add some on the back end.

Joe Noto:	Sure.

(Paul):
As far as the revenue drop in Q4, there were a couple of contracts that we had held up that subsequently have come back online in Q2 so you’ll see the sequential revenue drop hit Q4 and then partially into Q1 as well.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

As far as the margin drop, one of our larger contracts that we scaled up on, we actually have a lot of subcontractors on that which are much lower margin so I think you’ll see an impact on the gross margin in Q1 and as far in Q1 and then you’ll start to see it trend back up in Q2 and Q3.

To what level, you know, right now I would say on an annualized basis going forward, you know, typically you’re seeing in the 40% to 50% range and our target would be to get as close to 50% as possible. But, you know, it really depends on how much of that revenue you’re deriving from direct labor as opposed from subcontractors. Joe do you want to add anything to that?

Joe Noto:
No I think that was it. That was pretty much pretty accurate on that. You know, we won that JPMS - JPMIS contract back in July and, you know, typically when you start up a contract a good portion of that is supported with pass through or subcontractor work until you can get your, you know, mobilize the staff and labor behind it and win incremental awards on top of it.

(Andy Ratner):	So just to clarify, is Q1 going to be sequentially lower in terms of revenue than Q4? Can you address that?

(Paul):	Not sequentially lower than Q4 but, you know, we won’t see the same trend of growth that we saw going into Q3. And then you’ll start to see it ramp again in Q2.

(Andy Ratner):	Okay, thank you.

Operator:	Your next question comes from (Matt Samuel). Sir your line is open.

(Matt Samuel):	Hey guys, just a couple of quick questions. You mentioned your backlog is $84 million. Historically what’s been your backlog realization rate?

(Paul):	Joe do you want to answer that?

Joe Noto:
Well, you know, the backlog is in two components. So we have like a funded backlog which is contracts awarded and that’s usually running about 40% to 50% our annual revenues. Is that your question (Matt)?

(Matt Samuel):	Okay, and what …

(Paul):	I think your question is out of the $84 million how much do you expect to realize or what’s the historical realization of that. Is that what you’re referring to (Matt)?

(Matt Samuel):	Yeah yeah yeah, that was the question, sorry about that. Somebody walked into my office.

(Paul):
Yeah I would say, you know, that can - the company historically hasn’t been in that business that long since we’ve just done a couple of small acquisitions. But typically what we’ve seen through the contracts that we have is we’ve realized the full amount of revenue out of those contracts.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

You know, the bigger challenge with the company is now that we’ve scaled backlog at a rate of 600% and are probably going to continue to grow that into this year is realizing the majority of that through your own labor pool as opposed to subcontractors which are much lower margin.

(Matt Samuel):	Okay and just a general question. I’m not sure if you guys mentioned this when you were going through your financial highlights but what was EBITDA for 2007?

(Paul):
Joe do you want to give the number there? There were a couple of things before Joe answers the question is that we did have a couple of one-time costs in the company that we reinvested in the company and we had some restructuring we put in place. But Joe what was the final number?

Joe Noto:	Yeah if you add back the one-time costs it would be like in the $1.2 million neighborhood range.

(Paul):	Where we should be trending in EBITDA is about 10% of revenue, 10% to 12% of revenue is where we expect it to come in on a year to year annualized basis.

(Matt Samuel):
Okie dokie, and then my last question/thought is sort of for you guys as well as for CCG. What are the IR plans for this year? What do you have in place? You mentioned you attended the Roth conference. Have you got anything else in the hopper, any road shows that you’re planning?

(Paul):
Yeah we’ve got some things that we’re working on right now that we should bring to completion probably within the next 30 to 45 days. Once we have those in place then we’ll be going back on the road as well as looking at attending conferences. We thought the Roth conference was pretty good. We did get some good feedback, both good criticism of how we need to structure the company as well as what some of the investors are looking for going forward.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

So, you know, we’re going to continue on that path. We just put a brief pause on it while we got through the year end as well as some other things that we’re working on that we expect to have completed in the next 30 to 45 days.

(Matt Samuel):	You already mentioned in terms of acquisitions you’re constantly looking but nothing is pending right now?

(Paul):
I didn’t quite say it that way. Yes we’re continually looking, yes we’re continually looking at different deals and we are always in negotiations on some of those deals but, you know, nothing that we’re ready to announce publicly yet. And we really, you know, have the policy that we’re not going to really publicly announce anything on the acquisition side until we’ve got a definitive purchase agreement.

So, you know, as you know the stage of an acquisition goes through, you know, letter of intent to, you know, getting the financing done to the point until we actually put our signature on a definitive purchase agreement. Then we’ll announce it to the public.

(Matt Samuel):	And given sort of the current financial situation of U.S. markets, are you seeing acquisition prices come down on everything that you’re looking for?

(Paul):
Yeah, and either - it’s kind of a question I’ll answer in two ways. Yes we’re starting to see because of, you know, a lot of the tightness in the financial markets, we’re starting to see prices be a little more realistic. Secondly the company is in a lot different position now than it used to be in that, you know, we’re a lot more picky in the price we’ll pay for an acquisition and the type of deal that we’ll take a look at. So, you know, we’re in a much better position from that perspective.

Having said that, you know, the financial markets tightening up actually hasn’t impacted us quite as much in that, you know, we’re a much more solid company to finance now than we were two years ago or even a year ago so things have definitely turned in our favor as far as that goes. But, you know, only time will tell and, you know, what an acquisition looks like when we finally close it. But what we’ve seen so far is fairly positive.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

(Matt Samuel):	All right, well thanks again you guys, you’re having a good year.

(Paul):	All right, thanks.

Operator:	Your next question comes from (Kevin Wood). Sir your line is open.

(Kevin Wood):
Hi, just a quick follow-up from (Matt)’s. I was going to ask about further guidance with respect to profitability but I think with a little math you may have answered that. You indicated you’re looking towards about 10% to 12% as an EBITDA margin of revenues and you’re looking at 100% plus. Is it fair to say you’re comfortable with what that adds up to, something like $3 million or a little more of EBITDA for the year or am I reaching?

(Paul):	Well if we were to double the revenue to $30 million yeah, $3 million EBITDA would be, you know, right in the ballpark of what we’d be looking at as far as EBITDA numbers in the 10% range.

(Kevin Wood):
Okay, okay. And that is your target. I realize that’s a target, not necessarily guidance, a little bit different. But the target is a full year number of 100% or better, not just getting to a run rate by the end of the year.

(Paul):	It’s always a combination of as I mentioned previously of organic growth and growth through acquisition. So, you know, both those things need to take place.

(Kevin Wood):	Yeah so that can be lumpy. If you close an acquisition in the second quarter it contributes a lot more than if you close it near the end of the third quarter. I understand that.

(Paul):	Exactly.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

(Kevin Wood):
So okay, and just to go back to your comments. You mentioned a few times the capital structure issue. Can you shed any more light on what you’re looking to do, what you’re trying to do there? Just to get convertibles converted or warrants, make warrants go away? Or can you say anything about what the target is there?

(Paul):
Primarily there are two primary issues with the capital structure. There’s, you know, a huge warrant overhang in the company as well as that creating, you know, a huge derivative impact on our balance sheet. So those two things tend to be, you know, add a lot of confusion to the financing of the company so those are the two things that we’d want to clean up. And cleaning up one takes care of the other.

(Kevin Wood):	Right, sure, sure. Okay, okay, well that’s all very helpful. I think that’s all I’ve got, thanks.

(Paul):	All right, thank you.

Operator:	Your next question comes from (Darrell Patrick). Sir your line is open.

(Darrell Patrick):	Yes, sorry I didn’t think of this the first time around but are you going to be able to do a deal before the restructuring of the balance sheet takes place?

(Paul):
Yeah and I think they would actually go hand in hand. I can tell you, you know, we’re in negotiations with restructuring some of the capital structure and, you know, we’re happy with where those negotiations are. I don’t see any major issues with it. So to answer your question, no we wouldn’t have to do that but, you know, I would say we probably will.

(Darrell Patrick):	Okay and then - okay that takes care of it. Thank you much.

(Paul):	All right, thank you.

Operator:	There are no further questions in queue at this time.

LATTICE, INCORPORATED
Moderator: Joe Noto
4-15-08/4:30 pm CT
Confirmation # 43157367

(Paul):
Okay well I’d just like to thank everyone for their interest in Lattice and thank you for your insightful questions. If there is anything anyone would like to do as far as arranging an individual meeting you can either contact the company or contact Ed Job at our IR firm. And with that I’ll pass it back to the operator. Thank you.

Operator:	This concludes your conference call for today. You may now disconnect the lines.

END